Exhibit 10.8

BOILING SPRINGS SAVINGS BANK

RESTATED DIRECTOR RETIREMENT PLAN

for

Kenneth Grimbilas

January 22, 2007

(This Plan supersedes any previously executed Director Emeritus Plan)

BOILING SPRINGS SAVINGS BANK

RESTATED DIRECTOR RETIREMENT PLAN

FOR KENNETH GRIMBILAS

This Director Retirement Plan (the “Plan”), made this 22nd day of January, 2007, formalizes the understanding by and between BOILING SPRINGS SAVINGS BANK (the “Bank”), a state chartered savings bank, and KENNETH GRIMBILAS, hereinafter referred to as “Director.”

SECTION I

PURPOSE

The purpose of the Plan is (i) to attract and retain an active and highly qualified. directorate to serve the Bank, (ii) to reward, recognize and provide appropriate compensation for past services to those Directors who have provided long and faithful service to the Bank, and (iii) to encourage such long-term Directors to relinquish their position on the Board upon attainment of retirement age.

SECTION II

DEFINITIONS

2.1	“Bank” means BOILING SPRINGS SAVINGS BANK or any company successor or predecessor thereto by merger, consolidation, liquidation or other reorganization.

2.2

“Beneficiary” means the individual(s) (and their heirs) or entity(ies) designated as Beneficiary in Exhibit A of the Plan to whom the deceased Director’s benefits are payable. The Beneficiary designation may be changed at any time by submitting to the Administrator, in substantially the form attached hereto as Exhibit A, a written designation of the primary and/or secondary Beneficiaries to whom payment shall be made under the Plan. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the issue of the Director will be deemed the Beneficiaries and will take by right of representation. If there are no issue, then the Estate of the Director will be deemed the Beneficiary.

2.3

“Benefit Period” shall mean the period of time during which the Director (or his Beneficiary) shall be entitled to receive retirement compensation hereunder. The Benefit Period shall be for the greater of (i) the Director’s life (unless his right to receive retirement compensation hereunder is revoked by the Board of Directors as hereinafter set forth), or (ii) a five (5) year period certain. Payments shall be made in equal monthly installments, commencing on the first day of the month following the date of the Director’s termination of service as a Director and continuing throughout the Benefit Period.

2.4	“Issue” means all natural or adopted children of the Director and issue of any predeceased child or children.

2.5

“Retired Director” means a Director who (i) has terminated service on the Board of Directors (for any reason other than Removal For Cause) and (ii) has attained the eligibility requirements set forth in Section III of the Plan.

2.6

“Director Retirement Fee” means one hundred percent (100%) of the amount of the monthly base Board fee which the Director was receiving most recently prior to his termination as a Director and which shall be paid to the Retired Director or his Beneficiary in accordance with the provisions of this Plan.

2.7

“Disability’” means that the Director is unable to perform all of the material functions    as a Director of a savings bank as a result of injury or illness which is expected to result in his death or continue for a period of not less than twelve (12) consecutive months, the result of which is the termination of the service of the Director as a director of the Bank.

2.8	“Effective Date” of the Plan is December 31, 2004.

2.9	“Estate” means the estate of the Director.

2.10

“Removal For Cause” shall mean termination of the Director’s service due to the Director’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or infractions), or final cease-and-desist order, or gross negligence in matters of material importance to the Bank.

2.11	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death.

SECTION III

BENEFIT ELIGIBILITY REQUIREMENTS

A Director shall be entitled to receive Director’s Retirement Fees if such Director retires from service on the Board of Directors of the Bank after having attained the eligibility requirements of seventy (70) years of age with ten (10) full years of continuous service as a Director. Such a Director shall be entitled to receive the benefits which are specifically set forth in Section IV hereof. The Board of Directors of the Bank shall have the power to revoke a Director’s right to receive Director Retirement Fees if a Removal For Cause occurs.

If a Director dies after having completed ten (10) full years of continuous service as a Director, but prior to becoming a Retired Director, death benefits shall be payable to his Beneficiary as set forth in Section IV hereof.

If (i) the Director is determined by a duly licensed physician selected by the Board of Directors of the Bank to be Disabled as defined in Section 2.7 hereof, and (ii) the Director has ten (10) years of continuous service on the Board at the time of his Disability determination, the Director shall be entitled to receive Director Retirement Fees in accordance with Section IV of this Plan.

SECTION IV

BENEFIT AMOUNT

Immediately upon (i) termination of service on the Board of Directors (for any reason other than his death or Removal For Cause) and (ii) attainment of the eligibility requirements described in Section III of the Plan, the Director shall be entitled to be paid commencing on the first day of the calendar month following his termination of service the monthly Director Retirement Fee in equal monthly installments. Such monthly installments shall be payable for the Benefit Period. Should the Director die after commencing to receive such Director Retirement Fees, but prior to completion of five (5) full years of monthly Director Retirement Fees, his Beneficiary shall be entitled to receive monthly installments for the remainder of such five (5) year period; provided, however, no monthly installment shall be paid to his Beneficiary following the date that the Director would have attained his seventy-fifth (75th) birthday, if earlier.

If the Beneficiary of the Director is entitled to benefits pursuant to Section III hereof as a result of the death of the Director prior to his attaining Retired Director status, the Beneficiary shall be paid (commencing on the first day of the calendar month following the month in which the Director died) the monthly Director Retirement Fees which shall be payable for five (5) years or until the date the Director would have attained his seventh-fifth (75) birthday, whichever comes first.

If the Director is Disabled as defined in Section 2.7 hereof and has met the eligibility requirements for a Disability set forth in Section III hereof, the Director shall be entitled to be paid the monthly Director Retirement Fee determined as if he had retired as a member of the Board having met the eligibility requirements of seventy (70) years of age with ten (10) full years of continuous service as a Director. Such monthly payments shall commence on the first day of the calendar month following the determination of his Disability and shall be payable for the Benefit Period. Should the Director die after commencing to receive such Director Retirement Fees, but prior to completion of five (5) full years of monthly Director Retirement Fees, his Beneficiary shall be entitled to receive monthly installments for the remainder of such five (5) year period; provided, however, no monthly installment shall be paid to his Beneficiary following the date that the Director would have attained his seventy-fifth (75th) birthday, if earlier.

SECTIONV

ADMINISTRATION

The Board of Directors of the Bank shall be the Administrator of the Plan. All answers to questions of interpretation regarding the Plan which are issued by the Board of Directors shall be final and binding upon all persons having an interest in the Plan.

SECTION VI

REGULATORY EXCLUSIONS

Notwithstanding anything herein to the contrary, any payments made hereunder pursuant to the Plan, or otherwise, shall be subject to and conditioned upon compliance with 12 U. S. C. § l 828(k) and any regulations promulgated thereunder.

Notwithstanding any other provision, any Director Retirement Fees shall not be paid to a Director who has been removed pursuant to 12 U.S.C. § 1818(e).

To the extent that any payment(s), if made, to the Director or any Beneficiary pursuant to the terms of this Plan would be treated as an “Excess Parachute Payment” under Section 280G of the Code, the Bank shall reduce or delay such payment(s) to the extent that it would not be an Excess Parachute Payment.

In the event that a payment becomes due hereunder to a Director who, at the time his service as a Director terminates is a Specified Employee (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank when any stock of the Bank is publicly traded on an established securities market or otherwise, such payment may not be made earlier than six (6) months after the date his service as a Director terminated. In the event this paragraph is applicable to a Director, any distribution which would otherwise be paid to the Director within the first six (6) months following the termination of his service as a Director shall be accumulated and paid to the Director in a lump sum on the first day of the seventh full calendar month following the termination of his service as a Director. All subsequent payments shall be paid in the manner specified herein.

It is the intent of the parties hereto that no payment(s) to be made to the Director or any Beneficiary shall be made if such payment would cause the benefits to be provided hereunder to be taxable under the provisions of Section 409A of the Code and any regulations and guidance issued thereunder. The Administrator shall interpret all provisions of this Plan so as to avoid the inclusion of the value of the Director’s benefits hereunder in income under said Section 409A and shall not enforce any provision of this Plan which would cause such inclusion in income pursuant to the provisions of said Section 409A.

SECTION VII

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Director, his Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Plan. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VIII

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Director, his Beneficiary or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION IX

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTIONX

CLAIMS PROCEDURE AND ARBITRATION

In the event that benefits under this Plan are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, the specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board of Arbitration shall consist of one member selected by the claimant, one member selected by the Administrator and the third member selected by the first two members. The Board of Arbitration shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitration with respect to any controversy properly submitted to it for determination.

SECTION XI

LIMITATIONS ON LIABILITY

Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors, shall be liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Plan, except that in the event that the Bank denies a claim for a benefit hereunder and it is later determined that such benefit is due and payable to Director, either under the procedures provided for herein or by a court of appropriate jurisdiction or otherwise, then the Director shall be entitled to reimbursement by the Bank of any cost incurred by the Director in obtaining such benefit, including reasonable attorneys’ fees.

SECTION XII

SUCCESSORS AND ASSIGNS

This Plan shall be a contractual obligation of any successor(s) to the Bank and shall be legally enforceable as if it were in force by the Bank, at all times.

SECTION XIII

GOVERNING LAW

This Plan shall be governed and construed in accordance with the laws of the State of New Jersey.

SECTION XIV

SEVERABILITY

In the event any provision of this Plan shall be held illegal, invalid or unenforceable such holding or determination shall not invalidate or render unenforceable any other provision herein.

SECTION XV

INCAPACITY OF RECIPIENT

In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

SECTION XVI

GENDER

Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine, or neuter gender, whenever they should so apply.

SECTION XVII

HEADINGS

Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

SECTION XVIII

AMENDMENT/TERMINATION

The Board of Directors may amend, modify, suspend or terminate this Plan at any time; provided, however, that any amendment, modification, suspension or termination shall not affect the rights of participants to payments to which they are otherwise entitled pursuant to Section(s) III or IV of the Plan, unless such amendment, modification, suspension or termination has been agreed to in writing by the Director.

SECTION XIX

EXECUTION

19.1

This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan, including, without limitation, the Director Emeritus Plan between the Bank and the Director.

19.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies together shall constitute one and the same instrument.

SECTION XX

MEDICAL AND DENTAL INSURANCE BENEFITS

20.1

Upon retirement as a Director or termination as a result of a Disability as described in Section 2.7 hereof as a Director, the Director shall be entitled to maintain his medical insurance coverage and dental insurance coverage as such coverage is in place on the date of his retirement as a Director. The Bank shall pay during the Retired Director’s lifetime 100% of the premiums for the dental insurance coverage and 100% of the premiums for the medical insurance coverage for the Director as a single participant and 85% of the additional cost of spousal coverage for Director’s spouse (provided that such spouse was the spouse of the Director on October 1, 2005 and was covered under said medical insurance plan on said date); provided, however, in no event shall the aggregate amount of the medical insurance premiums paid by the Bank exceed $800 per month. There shall be no limit on the amount of the insurance premiums paid by the Bank for the dental insurance coverage of the Director or his spouse. The Retired Director shall be responsible for any additional medical insurance premiums not covered by this Plan. This Plan shall only cover the spouse of the Retired Director who was the spouse of the Retired Director on October 1, 2005. This Plan shall not cover any person who thereafter becomes the spouse of a Retired Director.

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lN WITNESS WHEREOF, the Bank and the Director have caused this Plan to be executed on this 22nd day of January, 2007.

BOILING SPRINGS SAVINGS BANK

By:	/s/ Robert E. Stilwell
President and CEO
(Title)

January 22, 2007
Date

By:	Kenneth Grimbilas
Director – Kenneth Grimbilas

1/22/07
Date

BOILING SPRINGS SAVINGS BANK

DIRECTOR RETIREMENT PLAN

BENEFICIARY    DESIGNATION

The Director, under the terms of the Director Retirement Plan executed by the Bank, of Rutherford, New Jersey, dated the 22nd day of January, 2007, hereby designates the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

Such Beneficiary Designation is revocable.

DATE: January 22, 2007

(WITNESS)	DIRECTOR – KENNETH GRIMBILAS

(WITNESS)

Exhibit A